UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2006

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2006, StockerYale, Inc. (“StockerYale”) entered into a Security and Purchase Agreement (the “Security Agreement”) with Laurus Master Fund, Ltd. (“Laurus”). Under the Security Agreement, a 3-year revolving line of credit was established, which paid and replaced the credit facility between StockerYale Canada Inc. and National Bank of Canada.

The Security Agreement provides for (i) a revolving line of credit not to exceed $4.0 million and (ii) a security interest in and lien upon all of StockerYale’s assets in favor of Laurus. Laurus agreed, subject to the terms and conditions set forth in the Security Agreement, to make loans to StockerYale, from time to time, upon StockerYale’s request; provided that the aggregate amount outstanding under the Security Agreement at any one time shall not exceed the lesser of: (i) (A) $4,000,000, minus (B) such reserves as Laurus may reasonably in its good faith judgment deem proper and necessary from time to time (the “Reserves”) and (ii) an amount equal to (A) 90% of Eligible Accounts, as defined, plus (B) up to the lesser of (1) fifty percent (50%) of the value of each StockerYale’s and StockerYale Canada Inc.’s Eligible Inventory, as defined, and (2) $1,500,000 minus (C) the Reserves. StockerYale issued a secured non-convertible revolving note (the “Note”), in the aggregate principal amount of $4.0 million, to Laurus to evidence the line of credit and the amounts outstanding thereunder. StockerYale must make monthly payments to Laurus of accrued interest only beginning on August 1, 2006. The outstanding principal under the Note accrues interest at an annual rate of 1% above the prime rate from time to time. StockerYale may elect to prepay the Note at any time, in whole or in part, without penalty or premium. All unpaid principal plus accrued but unpaid interest is due and payable on June 28, 2009.

Also pursuant to the terms of the Security Agreement and in consideration of the line of credit, StockerYale issued and sold to Laurus 642,857 shares of common stock of StockerYale at a per share purchase price of $.001, for an aggregate purchase price of $642.86.

In addition, in connection with the line of credit and the issuance of the shares of common stock by StockerYale to Laurus, StockerYale and Laurus entered into a Registration Rights Agreement (the “Registration Rights Agreement”) under which StockerYale agreed, at its sole expense, within 60 days, to register for resale under the Securities Act of 1933, as amended, the shares of common stock issued and sold to Laurus.

At the closing of the line of credit, StockerYale borrowed $1,412,816 from Laurus to repay the outstanding balance under the credit facility between StockerYale Canada Inc., an indirect subsidiary of StockerYale, and National Bank of Canada (as described below in Item 1.02). Additional amounts borrowed by StockerYale under the line of credit from time to time may be used for StockerYale’s and StockerYale Canada Inc.’s working capital needs.

The foregoing descriptions of the Security Agreement, the Note, the Registration Rights Agreement and the transactions contemplated therein and thereby do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits hereto and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the Security Agreement described in Item 1.01 above, StockerYale used a portion of the proceeds from the transaction to repay in full the amount outstanding under a credit facility, dated as of May 26, 2003, by and between StockerYale Canada Inc. and National Bank of Canada. Such credit facility was simultaneously terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Descriptions of the Security Agreement and the Note are contained in, or incorporated by reference to, Item 1.01 above, which is incorporated herein by reference. The foregoing descriptions are subject to, and qualified in their entirety by, the Security Agreement and the Note filed or incorporated by reference as exhibits hereto and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The third and fourth paragraphs of Item 1.01 above are hereby incorporated by reference into this item.

The shares of common stock issued and sold by StockerYale to Laurus were issued and sold in reliance upon Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, as a sale by StockerYale not involving a public offering. No underwriters were involved with the issuance and sale of such securities.

Item 9.01 Financial Statements and Exhibits.

(d) The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date: July 5, 2006

	By:	/s/ Marianne Molleur
Marianne Molleur
Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Security and Purchase Agreement, dated as of June 28, 2006, by and between StockerYale, Inc. and Laurus Master Fund, Ltd.

10.2	Registration Rights Agreement, dated as of June 28, 2006, by and between StockerYale, Inc. and Laurus Master Fund, Ltd.

10.3	Secured Non-Convertible Revolving Note, dated as of June 28, 2006, issued by StockerYale, Inc. to Laurus Master Fund, Ltd.